Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Fourth Quarter and Fiscal 2019 Results

ORLANDO, FL, Feb. 26, 2020 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the fourth quarter and fiscal year 2019.

Fourth Quarter 2019 Highlights

•	Attendance increased 2.2%, to 4.7 million guests from the fourth quarter of 2018.
•	Total revenue increased by $18.0 million, or 6.4%, to $298.0 million from the fourth quarter of 2018.
•	Net loss increased by $13.1 million, to $24.2 million from the fourth quarter of 2018.
•	Adjusted EBITDA[1] increased by $19.3 million, or 29.9%, to $83.9 million from the fourth quarter of 2018.

Fiscal 2019 Highlights

•	Attendance increased 0.2%, to 22.6 million guests from fiscal 2018.
•	Total revenue increased by $26.0 million, or 1.9%, to $1.4 billion from fiscal 2018.
•	Net income increased by $44.7 million, or 99.8%, to a record $89.5 million from fiscal 2018.
•	Adjusted EBITDA increased by $55.6 million, or 13.9%, to a record $456.9 million from fiscal 2018.

Other Highlights

•	In the fourth quarter of 2019, the Company helped rescue over 350 animals and surpassed 36,000 total rescues over its history.

“We are pleased to report a strong finish to the year with record-setting performance in the fourth quarter and fiscal year,” said Serge Rivera, Chief Executive Officer of SeaWorld Entertainment, Inc.  “Despite continued unfavorable weather during the quarter, we continued to grow attendance and total revenue per capita and executed on our cost and efficiency initiatives.  Our strategic focus on new rides, attractions and events in every park every year, improved marketing, communications and pricing strategies and a relentless focus on cost efficiency initiatives has resulted in significant increases in attendance, revenue, and Adjusted EBITDA over the last two years.”

“We will continue to refine our strategic focus to drive increased attendance and revenue while also expanding our margins,” continued Rivera.  “We continue to believe there are significant additional opportunities to further improve and enhance our execution and drive meaningful growth in revenue, net income and Adjusted EBITDA.  With respect to 2020, we could not be more excited about our ride, attraction and event line up – it will be our strongest line up ever.  We will be introducing one-of-a-kind, record-breaking roller coasters across our five major theme parks and thrilling, record-breaking new slides across our water parks this year.  We are particularly proud to have five of the 10 most anticipated roller coasters of 2020, according to USA Today, opening in our parks in the coming weeks. These new attractions complement our existing award-winning attractions that we introduced last year including four of “USA Today's 10 Best” list for new attractions in 2019; including the number one ranked new attraction – Sesame Street Land at SeaWorld Orlando.  With our strong 2020 line up of new rides, attractions and events, and the ongoing focus on and refinement of our strategic marketing and communication, pricing, and cost initiatives, we remain confident in our ability to achieve the higher end of our 2020 goal of $475 million to $500 million in Adjusted EBITDA.  We are excited about the future and the opportunity to continue delivering significant operational and financial improvement that we expect will continue to lead to meaningful increases in shareholder value.”

Fourth Quarter 2019 Results

In the fourth quarter of 2019, the Company hosted approximately 4.7 million guests, generated total revenues of $298.0 million, incurred a net loss of $24.2 million and reported Adjusted EBITDA of $83.9 million. Net loss includes a previously announced legal settlement charge, net of insurance recoveries, of approximately $32.1 million. Net loss in the fourth quarter of 2018 includes approximately $8.2 million of pre-tax expenses associated with a loss on extinguishment of debt and write-off of discount and debt issuance costs, $2.5 million related to disposals associated with certain rides and equipment which were removed from service and $1.0 million related to severance and other separation-related costs.

[1]

This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

The Company believes the increase in attendance in the fourth quarter results primarily from a combination of factors including the positive reception of its new rides and compelling attractions and events and enhanced overall marketing, communication and pricing initiatives when compared to the prior year fourth quarter. These positive factors were offset by unfavorable weather during the fourth quarter when compared to the prior year that negatively impacted attendance. The increase in total revenue was primarily a result of an increase in admission per capita (defined as admissions revenue divided by total attendance) along with an increase in attendance. Admission per capita increased primarily due to the impact of new pricing strategies partially offset by visitation mix when compared to the prior year quarter.  Excluding the impact of revenue related to the ZhongHong agreements which the Company previously announced were terminated earlier in 2019, in-park per capita spending improved by 1.5% due to pricing initiatives and increased sales of in-park products. Adjusted EBITDA was positively impacted by an increase in total revenue and the realization of cost savings initiatives.

	Three Months Ended December 31,		Variance
	2019	2018	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$298.0	$280.0	6.4%
Net loss	$(24.2)	$(11.1)	(118.8%)
Loss per share, diluted	$(0.31)	$(0.13)	(138.5%)
Adjusted EBITDA	$83.9	$64.6	29.9%
Net cash provided by operating activities	$34.7	$26.5	31.2%
Attendance	4.70	4.60	2.2%
Total revenue per capita	$63.42	$60.88	4.2%
Admission per capita	$37.89	$35.46	6.9%
In-Park per capita spending	$25.53	$25.42	0.4%

Fiscal 2019 Results

In fiscal 2019, the Company hosted approximately 22.6 million guests and generated total revenues of $1.4 billion, record net income of $89.5 million and record Adjusted EBITDA of $456.9 million. Net income in 2019 includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, $4.3 million of pre-tax expenses associated with a previously announced equity transaction and $4.2 million of pre-tax expenses associated with severance and other separation-related costs.  Net income in 2018 includes approximately $54.0 million of pre-tax expenses associated with: (i) $17.4 million related to severance and other separation-related costs; (ii) $12.1 million related to legal settlements; (iii) $10.9 million related to disposals associated with certain rides and equipment which were removed from service; (iv) $8.2 million related to a loss on extinguishment of debt and write-off of discounts and debt issuance costs; and (v) $5.5 million related to non-cash equity compensation associated with certain executives which separated from the Company in 2018.

The Company believes the increase in attendance results primarily from a combination of factors including the positive reception of its new rides and compelling attractions and events and enhanced overall marketing, communication and pricing initiatives. These positive factors were largely offset by unfavorable weather compared to the prior year, particularly during the Company’s peak seasons.  Revenue was positively impacted by increased in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance), increased admission per capita and higher attendance.  Adjusted EBITDA was positively impacted by the realization of cost savings initiatives and an increase in total revenue.

	Fiscal Year Ended December 31,		Variance
	2019	2018	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$1,398.2	$1,372.3	1.9%
Net income	$89.5	$44.8	99.8%
Earnings per share, diluted	$1.10	$0.52	111.5%
Adjusted EBITDA	$456.9	$401.3	13.9%
Net cash provided by operating activities	$348.4	$293.9	18.5%
Attendance	22.62	22.58	0.2%
Total revenue per capita	$61.80	$60.77	1.7%
Admission per capita	$35.48	$35.37	0.3%
In-Park per capita spending	$26.32	$25.40	3.6%

2020 New Rides, Attractions and Events Line Up

•

SeaWorld Orlando: Ice Breaker, will be the first quadruple swing launch coaster in North America, featuring four airtime filled launches, both backwards and forwards, culminating in a reverse launch up a 93 foot vertical spike leading to the steepest beyond vertical drop in Florida. Ice Breaker will be the sixth coaster at SeaWorld - more than any park in Orlando!

•

SeaWorld San Diego: Emperor, will be the tallest, fastest, longest and first floorless dive coaster on the West Coast. After climbing more than 150 feet, the coaster car will dangle at a 45-degree angle before plunging into a 143-foot vertical drop that will accelerate riders to more than 60 miles per hour.

•

SeaWorld San Antonio: Texas Stingray, will be the tallest, fastest and longest wooden coaster in Texas, and will feature a drop of 100 feet, a top speed of 55 miles per hour, and over 16 airtime hills.

•

Busch Gardens Tampa Bay: Iron Gwazi, will be the tallest hybrid coaster in North America and the world’s fastest and steepest hybrid coaster, with the world’s largest drop.  Riders will climb more than 200 feet before plunging into a beyond vertical drop, reaching speeds of 76 miles per hour, and experiencing a dozen airtime moments.

•

Busch Gardens Williamsburg: Pantheon, will be the world’s fastest multi-launch coaster which will accelerate riders to a speed of 73 miles per hour and will include a 95-degree drop, four launches, two inversions, 15 air-time moments and a height of 180 feet.

•

Aquatica Orlando: Riptide Race, will be the first dueling pipeline slide in the state of Florida, and will send riders through nearly 650 feet of slide all while navigating tight turns and accelerations.

•

Adventure Island: Solar Vortex, will be the first dual tailspin waterslide in North America. This family raft slide combines high-banking rotations and rapid descents sending sliders on a swirling journey through two open tailspin features.

•

Water Country USA: Aquazoid “Supercharged”, will be the first of its kind in Virginia.  This new water slide experience will take guests in rafts through 59 fully enclosed color changing rings with dynamic sound spread over 219 feet of slide, providing a new thrill each time you ride.

•

Aquatica San Antonio: Tonga Twister, will be the first of its kind in Texas, where guests will enjoy two thrilling body slides, with 350 feet of twisting and turning through tubes with special effect lighting patterns and high-energy music, giving riders an electrifying light and sound show.

•

Sesame Place: Big Bird’s Tour Bus, the whole family will enjoy a ride on this oversized, red double-decker bus with Big Bird and some of his furry friends. The bus goes around and around with a Sesame Street-inspired cityscape as the backdrop bringing smiles to everyone on board.

Rescue and Conservation

The Company surpassed 36,000 total rescues over its history including over 350 animals in the fourth quarter.  In addition, the Company is pleased to announce partnerships with the following conservation organizations in conjunction with its new 2020 ride line-up: the Alaska SeaLife Center on the new Ice Breaker ride which will highlight animal rescue and climate change in the Arctic region; Penguins International on the new Emperor ride which will focus on penguin awareness and conservation; the Harte Research Center at Texas A&M on the new Texas Stingray ride which will focus on habitat protection in the Gulf of Mexico; and the Wilderness Foundation Africa on the new Iron Gwazi ride which will highlight the plight of endangered African wildlife.

Debt and Liquidity

As of December 31, 2019, the Company’s total leverage ratio[2] as calculated under the Senior Secured Credit Facilities was 3.24 to 1.00.

Conference Call

The Company will hold a conference call today, Wednesday, February 26, 2020 at 9 a.m. Eastern Time to discuss its fourth quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.SeaWorldInvestors.com.  For those unable to participate in the live webcast, a replay will be available beginning at 12 p.m. Eastern Time on February 26, 2020 under the “Events & Presentations” tab of www.SeaWorldInvestors.com. The webcast replay will be available until the Company’s first quarter 2020 earnings conference call.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on February 26, 2020 through 11:59 p.m. Eastern Time on March 4, 2020 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations, and entering conference code 10138904.

[2]

The Company’s total leverage ratio as of December 31, 2019 is calculated by dividing total net debt by the last twelve months Adjusted EBITDA plus $11.3 million of estimated cost savings (based on certain specified actions the Company has taken, including restructuring and cost savings initiatives, which are permitted to be added back to twelve-month Adjusted EBITDA under the Company’s Amended Credit Agreement) (see accompanying tables).

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures. However, the Company has not reconciled the forward-looking Adjusted EBITDA long-term goal included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the Company’s business and the high variability, complexity and low visibility with respect to amounts for disposition of assets, income taxes and other expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 36,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Suzanne Pelisson Beasley

Manager, Corporate Communications

Suzanne.Pelisson-Beasley@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Net revenues:
Admissions	$178,045	$163,111	$14,934	9.2%	$802,834	$798,793	$4,041	0.5%
Food, merchandise and other	119,966	116,917	3,049	2.6%	595,410	573,497	21,913	3.8%
Total revenues	298,011	280,028	17,983	6.4%	1,398,244	1,372,290	25,954	1.9%
Costs and expenses:
Cost of food, merchandise and other revenues	21,891	21,592	299	1.4%	108,953	106,604	2,349	2.2%
Operating expenses (exclusive of depreciation and amortization shown separately below)	153,740	161,600	(7,860)	(4.9%)	649,657	705,954	(56,297)	(8.0%)
Selling, general and administrative expenses	87,100	43,648	43,452	99.6%	261,701	229,724	31,977	13.9%
Severance and other separation costs (a)	337	994	(657)	(66.1%)	4,176	17,386	(13,210)	(76.0%)
Depreciation and amortization	40,232	41,320	(1,088)	(2.6%)	160,557	160,955	(398)	(0.2%)
Total costs and expenses	303,300	269,154	34,146	12.7%	1,185,044	1,220,623	(35,579)	(2.9%)
Operating (loss) income	(5,289)	10,874	(16,163)	(148.6%)	213,200	151,667	61,533	40.6%
Other expense (income), net	156	(62)	218	NM	18	(100)	118	NM
Interest expense	20,115	20,940	(825)	(3.9%)	84,178	80,914	3,264	4.0%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	8,150	(8,150)	NM	—	8,150	(8,150)	NM
(Loss) income before income taxes	(25,560)	(18,154)	(7,406)	(40.8%)	129,004	62,703	66,301	105.7%
(Benefit from) provision for income taxes	(1,377)	(7,101)	5,724	80.6%	39,528	17,915	21,613	120.6%
Net (loss) income	$(24,183)	$(11,053)	$(13,130)	(118.8%)	$89,476	$44,788	$44,688	99.8%
(Loss) earnings per share:
(Loss) earnings per share, basic	$(0.31)	$(0.13)			$1.11	$0.52
(Loss) earnings per share, diluted	$(0.31)	$(0.13)			$1.10	$0.52

Weighted average common shares outstanding:
Basic	78,241	85,457			80,309	86,170
Diluted (c)	78,241	85,457			81,044	86,910

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Net (loss) income	$(24,183)	$(11,053)	$(13,130)	(118.8%)	$89,476	$44,788	$44,688	99.8%
(Benefit from) provision for income taxes	(1,377)	(7,101)	5,724	80.6%	39,528	17,915	21,613	120.6%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (b)	—	8,150	(8,150)	NM	—	8,150	(8,150)	NM
Interest expense	20,115	20,940	(825)	(3.9%)	84,178	80,914	3,264	4.0%
Depreciation and amortization	40,232	41,320	(1,088)	(2.6%)	160,557	160,955	(398)	(0.2%)
Equity-based compensation expense (d)	2,662	3,532	(870)	(24.6%)	11,106	22,152	(11,046)	(49.9%)
Loss on impairment or disposal of assets and certain non-cash expenses (e)	981	6,989	(6,008)	(86.0%)	3,198	18,862	(15,664)	(83.0%)
Business optimization, development and strategic initiative costs (f)	9,607	2,856	6,751	236.4%	27,869	29,460	(1,591)	(5.4%)
Certain transaction and investment costs and other taxes (g)	126	48	78	162.5%	5,056	3,353	1,703	50.8%
Other adjusting items (h)	35,772	(1,078)	36,850	NM	35,954	14,730	21,224	144.1%
Adjusted EBITDA (i)	$83,935	$64,603	$19,332	29.9%	$456,922	$401,279	$55,643	13.9%
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (j)					11,300	23,400	(12,100)	(51.7%)
Adjusted EBITDA, after cost savings (k)					$468,222	$424,679	$43,543	10.3%

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2019	2018	$	%	2019	2018	$	%
Net cash provided by operating activities	$34,733	$26,477	$8,256	31.2%	$348,416	$293,935	$54,481	18.5%
Capital expenditures	42,337	38,892	3,445	8.9%	195,217	179,770	15,447	8.6%
Free Cash Flow (l)	$(7,604)	$(12,415)	$4,811	38.8%	$153,199	$114,165	$39,034	34.2%

Net cash used in investing activities	$(42,337)	$(38,802)	$(3,535)	(9.1%)	$(195,193)	$(180,029)	$(15,164)	(8.4%)
Net cash used in financing activities	$(4,061)	$(80,040)	$75,979	94.9%	$(147,305)	$(112,896)	$(34,409)	(30.5%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of December 31,
	2019	2018
Cash and cash equivalents	$39,946	$34,073
Total assets (m)	$2,300,518	$2,115,602
Long-term debt, including current maturities:
Term B-5 Loans	$1,507,883	$1,523,389
Revolving credit facility	50,000	30,000
Total long-term debt, including current maturities	$1,557,883	$1,553,389
Total stockholders' equity	$210,892	$265,194

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Year Ended December 31,		Change
	2019	2018	#	%
Capital Expenditures:
Core (n)	$171,789	$177,204	$(5,415)	(3.1%)
Expansion/ROI projects (o)	23,428	2,566	20,862	NM
Capital expenditures, total	$195,217	$179,770	$15,447	8.6%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended December 31,		Change		For the Year Ended December 31,		Change
	2019	2018	#	%	2019	2018	#	%
Attendance	4,699	4,600	99	2.2%	22,624	22,582	42	0.2%
Total revenue per capita (p)	$63.42	$60.88	$2.54	4.2%	$61.80	$60.77	$1.03	1.7%

NM-Not meaningful.

(a) Reflects severance and other separation costs.  For the year ended December 31, 2018, primarily relates to severance and other employment expenses for certain executives whose employment terminated during 2018.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with a 2018 amendment to the Company’s Senior Secured Credit Facilities.

(c) During the three months ended December 31, 2019 and 2018, the Company excluded potentially dilutive shares of approximately 1.8 million and 2.1 million, respectively from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods. During the years ended December 31, 2019 and 2018, there were approximately 0.3 million and 1.3 million anti-dilutive shares of common stock excluded from the computation of diluted earnings per share, respectively.

(d) Reflects non-cash compensation expenses associated with the grants of equity compensation.  For the year ended December 31, 2018, includes approximately $5.5 million related to equity awards which were accelerated to vest in connection with the departure of certain executives, as required by their respective employment agreements.

(e) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals and impairments, including approximately $0.9 million and $2.7 million associated with fixed asset disposals during the three months and year ended December 31, 2019, respectively. For the three months and year ended December 31, 2018, includes $2.5 million and $10.9 million, respectively, in disposals associated with certain rides and equipment which were removed from service.

(f) For the three months and year ended December 31, 2019, business optimization, development and other strategic initiative costs primarily related to: (i) $8.7 million and $21.2 million, respectively, of third party consulting costs and (ii) $0.3 million and $4.2 million of severance and other employment costs.

For the three months and year ended December 31, 2018, business optimization, development and other strategic initiative costs primarily related to: (i) $1.0 million and $17.4 million, respectively, of severance and other employment costs which for the year ended December 31, 2018 primarily includes costs associated with the departure of certain executives during 2018 and costs related to a restructuring program; (ii) $1.8 million and $10.7 million, respectively, of third party consulting costs; and (iii) $0.1 million and $1.4 million of product and intellectual property development costs.

(g) For the year ended December 31, 2019, primarily includes expenses associated with the previously disclosed transfer of shares and related transactions. For the year ended December 31, 2018, reflects primarily a loss of approximately $2.8 million relating to expenses incurred and fees associated with the termination of an agreement.

(h) Reflects the impact of expenses incurred primarily related to certain legal matters, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items. For the three months and year ended December 31, 2019, includes approximately $32.1 million related to a previously disclosed legal settlement, net of insurance recoveries.  For the year ended December 31, 2018, includes $12.1 million related to legal settlements and $5.1 million in related legal fees which were partially offset by approximately $2.5 million of insurance recoveries received related to these legal matters.

(i) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(j) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Amended Credit Agreement and does not impact the Company’s reported GAAP net income (loss).  The Amended Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(k) The Senior Secured Credit Facilities permits the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (j) above.

(l) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(m) Total assets as of December 31, 2019 includes the impact from the adoption of Accounting Standards Codification (“ASC”) 842, Leases, which required right of use assets associated with the Company’s leases to be recorded on the balance sheet.  Right of Use Assets–Operating Leases of approximately $141.4 million are included in total assets as of December 31, 2019.

(n) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(o) Reflects capital expenditures during the respective period for park expansion, new properties, or other revenue and/or expense return on investment (“ROI”) projects.

(p) Calculated as total revenues divided by attendance.